Exhibit A(1)(b)

STRATEGAS TRUST, SERIES [●]

SERIES TRUST AGREEMENT

Dated: [●], 20[ ]

This Series Trust Agreement (the “Series Trust Agreement”) among Strategas Securities, LLC, as Depositor, Alaia Capital, LLC, as Portfolio Consultant, Evaluator and Supervisor, and The Bank of New York Mellon, as Series Trustee, supplements the Master Trust Agreement, dated as of September 8, 2020, among the Depositor, the Portfolio Consultant, Evaluator and Supervisor and The Bank of New York Mellon, as Trustee and sets forth certain provisions in full and incorporates other provisions by reference to the document entitled “Standard Terms and Conditions of Trust For Strategas Trust, Effective for Unit Investment Trusts Investing in Equity Securities, Debt Securities and/or Derivative Transactions Established On and After [●], 2020 (the “Standard Terms and Conditions of Trust”) and such provisions as are set forth in full and such provisions as are incorporated by reference.  The Master Trust Agreement created Strategas Trust (the “Trust”). This Series Trust Agreement, including the provisions incorporated herein from the Standard Terms and Conditions of Trust relates solely to Series [●] of the Trust (the “Series”) and the Units of such Series.

WITNESSETH THAT:

In consideration of the promises and of the mutual agreements herein contained, the Depositor, Series Trustee, Portfolio Consultant, Evaluator and Supervisor agree as follows:

PART I

STANDARD TERMS AND CONDITIONS OF TRUST

Subject to the provisions of Part II hereof, all the provisions contained in the Standard Terms and Conditions of Trust are herein incorporated by reference in their entirety and shall be deemed to be a part of this instrument as fully and to the same extent as though said provisions had been set forth in full in this instrument. In the event of any inconsistency between the provisions of this Series Trust Agreement and the provisions of the Standard Terms and Conditions of Trust, the Series Trust Agreement will prevail. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Standard Terms and Conditions of Trust.

PART II

SPECIAL TERMS AND CONDITIONS OF TRUST

The following special terms and conditions are hereby agreed to:

1.         [The Securities listed in Schedule A hereto have been deposited in trust under this Series Trust Agreement.

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2.         The Evaluation of each Security listed in Schedule A hereto on the Initial Date of Deposit has been determined by the Evaluator to be the value of the Security set forth under “Statement of Financial Condition as of [●]” in the Prospectus for the Trust.]1

3.         The fractional undivided beneficial interest in and ownership of a Trust represented by each Unit thereof is a fractional amount, the numerator of which is one and the denominator of which is the amount set forth under “Statement of Financial Condition – Number of Units” in the Prospectus for the Trust.

4.         The aggregate number of Units described in Section 2.03(a) of the Standard Terms and Conditions of Trust for a Series is that number of Units set forth under “Statement of Financial Condition” in the Prospectus for the Series.

5.         [For each Security, the Underlying Asset to Unit Ratio is:

Security	Underlying Asset to Unit Ratio*
[●]	[●]

*The number of shares of each issue of Securities attributable to each Unit on the Initial Date of Deposit.]2

6.         The term “Business Day” shall mean a day on which the New York Stock Exchange is scheduled to be open for regular trading and on which general banking transactions are conducted.

7.         The “Creation and Development Fee” shall be the amount set forth under “Fees and Expenses Table” in the Prospectus.

8.         If any, the term “Deferred Sales Charge Payment Dates” shall mean the Deferred Sales Charge Payment Dates set forth under “Summary Information” in the Prospectus for the Series.

9.         The [Series] shall [not] elect to be treated as a “regulated investment company” as defined in Section 851 of the United States Internal Revenue Code of 1986, as amended.

10.       The term “Distribution Date” shall mean each of the “Annual Distribution Dates” set forth under “Summary Information” in the Prospectus for the Series, or if such Annual Distribution Date is not a Business Day the next following Business Day. [The term “Distribution Date” shall mean each of the “Quarterly Distribution Dates” set forth under “Summary Information” in the Prospectus for the Series.3]

11.       The term “Initial Date of Deposit” shall be [●].

12.       The terms “Initial Offering Period” and the “Organization Expense Period” shall each mean the period beginning with the Initial Date of Deposit and ending on [●].

1 For non-derivatives series.

2 For non-derivatives series.

3 For non-derivatives series.

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13.       The term “Mandatory Dissolution Date” shall mean the “Series Mandatory Dissolution Date” set forth under “Summary Information” in the Prospectus for the Series.

14.       The term “Record Date” shall mean each of the “Annual Record Dates” set forth under “Summary Information” in the Prospectus for the Series, or if such Annual Record Date is not a Business Day the next following Business Day. [The term “Record Date” shall mean each of the “Quarterly Record Dates” set forth under “Summary Information” in the Prospectus for the Series.4]

15.       The Depositor’s annual compensation shall be the amount set forth under “Fees and Expenses Table” in the Prospectus.

16.       The Evaluator’s annual compensation shall be the amount set forth under “Fees and Expenses Table” in the Prospectus.

17.       The Supervisor’s annual compensation shall be the amount set forth under “Fees and Expenses Table” in the Prospectus.

18.       The Portfolio Consultant’s annual compensation shall be the amount set forth under “Fees and Expenses Table” in the Prospectus.

19.       The Series Trustee’s annual compensation shall be the amount set forth under “Fees and Expenses Table” in the Prospectus, with a minimum of $[●] per annum.

20.       [Any License Fee will be paid by the Sponsor from the proceeds of the organization costs.] [There shall be no “License Fee”.]

21.       [No Unitholder will be eligible for an in-kind distribution of Securities pursuant to Section 6.02(b) of the Standard Terms and Conditions of Trust.5]

22.       Section 6.04 of the Standard Terms and Conditions of Trust shall not apply to the Series.

23.       No Collateral Accounts shall be established for the Series.

24.       [The Series is not a Derivative Series.6] [The Series is identified as a Derivatives Series and the following sections will be applicable:

(i)	The Depositor, with respect to the Series, has entered into each Derivative Transaction listed in Schedule A hereto concurrently with the execution of this Series Trust Agreement.

(ii)	The Evaluation of each Derivative Transaction listed in Schedule A hereto on the Initial Date of Deposit has been determined by the Evaluator to be the value for the Derivative Transactions set forth under “Statement of Financial Condition” in the Prospectus for the Trust.

4 For non-derivatives series.

5 For non-derivatives series.

6 For non-derivatives series.

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(iii)	For each Derivative Transaction, the Underlying Asset to Unit Ratio is:

Derivative Transaction	Underlying Asset to Unit Ratio*
Purchased Call Options. Strike price as a % of Initial Reference Value = [●]%	[●]%
Purchased Put Options. Strike price as a % of Initial Reference Value = [●]%	[●]%
Written Put Options. Strike price as a % of Initial Reference Value = [●]%	[●]%

*The number of units of each Derivative Transaction attributable to each Unit, expressed as a percentage.

(iv)	The following provisions shall modify and supplement the Standard Terms and Conditions of Trust:

“Section 5.01 Evaluation of Securities. (a) In respect of Derivative Transactions, the Evaluator shall determine the Evaluation in the following manner: (i) if options or futures positions held by the Series are exchange traded, those options and futures positions will be valued based on the last official closing price on or prior to the Evaluation Time on the primary exchange for such position provided that there is an operating market-clearing mechanism at the relevant time of determination, or if none, based on the methodology for evaluation set forth in the Prospectus; (ii) if the Derivative Transaction is not traded on an exchange, the Evaluator will determine the value of based on its good faith determination of the fair value of such Derivative Transaction in its reasonable discretion as set forth in the prospectus, taking into consideration factors, including, but not limited to, (a) the net amount to be paid to or received by the Series in connection with an early termination of such Derivative Transaction as determined pursuant to the Derivative Agreement on the valuation date by the related Derivative Counterparty or any third party pricing service retained by the Evaluator, (b) current prices for the Derivative Transaction as obtained from investment dealers or brokers who customarily deal in financials instruments comparable to the Derivative Transaction and/or (c) prices for comparable futures contracts, options or securities.”

Except as provided in Section 5.01 of the Standard Terms and Conditions of Trust (“Offering Period Evaluations”), the Evaluation after the Initial Offering Period shall be made (i) when the Series is “long or has purchased” the relevant Derivative Transactions, on the basis of the bid side of the market and the bid side value of any relevant currency exchange rate expressed in U.S. dollars and (ii) when the Series is “short or has written” the relevant Derivative Transactions, on the basis of the ask side of the market and the ask side value of any relevant currency exchange rate expressed in U.S. dollars. Whether the Series is “long” or “short” and/or whether the Derivative Transaction should be bifurcated for such purposes in such Evaluation will be determined by the Evaluator.

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(v)	Pursuant to Section 3.23 of the Standard Terms and Conditions of Trust, for this Series, the Depositor has engaged [●] as introducing broker and [●] as clearing broker and in such capacity [●] will maintain custody of the Series’ Derivative Transactions.]

25.       The following provisions shall modify and supplement the Standard Terms and Condition of Trust:

Section 3.18 of the Standard Terms and Conditions of Trust shall read:

“Section 3.18 Regulated Investment Company Election.  The Series Trustee is hereby directed to make such elections and take all actions, including any appropriate election to be taxed as a corporation, as shall be necessary to effect the qualification of the Series as a RIC.”

26.       This Series Trust Agreement shall be deemed effective when executed and delivered by the Depositor, Portfolio Consultant, Evaluator and Supervisor and the Series Trustee.

27.       The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Series described in this Series Trust Agreement shall be enforceable against the assets of this Series only, and not against the assets of the Trust generally or the assets of any other Series. Further, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other Series shall be enforceable against the assets of this Series.

28.       In furtherance of Section 2.03 of the Master Trust Agreement, Section 9.05 of the Standard Terms and Conditions of Trust and Section 3804(a) of the Delaware Statutory Trust Statute (and notwithstanding any contrary provision in the Master Trust Agreement or the Standard Terms and Conditions of Trust), the Trust, with respect to the Series, may contract, hold title to assets (including real, personal and intangible property), grant liens and security interests, sue and be sued, and execute registration statements, filings or other documents with the Securities and Exchange Commission or other applicable governmental agency, federal or state, pursuant to applicable federal or state statutes, in each case, in the name of the Series.

29.       This Series Trust Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by facsimile, e-mail or other electronic means). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart, including those delivered by electronic format, and copies produced therefrom shall have the same effect as an originally signed counterpart. To the extent applicable, the foregoing constitutes the election of the parties to this Series Trust Agreement to invoke any law authorizing electronic signatures.

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In Witness Whereof, the undersigned have caused this Series Trust Agreement to be executed; all as of the day, month and year first above written.

STRATEGAS SECURITIES, LLC

as Depositor

By:
Name:
Title:

ALAIA CAPITAL, LLC

as Portfolio Consultant, Evaluator and Supervisor

By:
Name:
Title:

THE BANK OF NEW YORK MELLON

as Series Trustee

By:
Name:
Title:

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SCHEDULE A TO SERIES TRUST AGREEMENT

[SECURITIES] INITIALLY DEPOSITED

IN

STRATEGAS TRUST, SERIES [●]

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SCHEDULE B TO SERIES TRUST AGREEMENT

[OTC] DERIVATIVE TRANSACTIONS

ENTERED INTO BY

STRATEGAS TRUST, SERIES [●]

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